UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 23, 2012

Rand Worldwide, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-31265	84-1035353
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

161 Worcester Road, Suite 401, Framingham, Massachusetts		01701
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(508) 663-1400

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(a) Departure of Director

On March 23, 2012, Mr. Eugene Fischer resigned from the Board of Directors of Rand Worldwide, Inc. (the "Company"). Mr. Fischer was a member of the Compensation Committee and the Nominating Committee (as all directors are members of the Nominating Committee). His resignation was made for personal reasons and not due to any disputes or disagreements with the Board, the Company or its management.

(d) Election of Director

Concurrent with Mr. Fischer’s resignation, on March 23, 2012 the Board of Directors of the Company elected Mr. Peter H. Kamin to serve on the Company’s Board of Directors until the next annual meeting of stockholders and until his successor is duly elected and qualifies. Mr. Kamin, who will also be a member of the Company’s Audit Committee, is an "independent director" as that term is defined by Rule 4200(a)(15) of The Nasdaq Stock Market’s listing standards, and there are no arrangements or understandings between Mr. Kamin and any other person pursuant to which he was selected as a director. Mr. Kamin will receive the Company’s standard director’s fees paid to non-employee directors and is eligible to participate in the Company’s other director compensation plans. In connection with his election, the Board granted Mr. Kamin an option to purchase 18,000 shares of the Company’s common stock at a strike price of $0.67 per share, one-third of which vests immediately and the remainder vests in equal installments on the first and second anniversary of the grant date. Mr. Kamin and the Company will enter into the Company’s standard indemnification agreement for directors, the form of which agreement was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on August 17, 2010.

A copy of the Company’s press release dated March 26, 2012 announcing the election is furnished herewith as Exhibit 99.1.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rand Worldwide, Inc.

March 26, 2012	By:	Lawrence Rychlak

Name: Lawrence Rychlak
Title: President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press release dated March 26, 2012